Exhibit 10.24

SUPPLEMENTAL EXECUTIVE RETIREMENT BONUS PLAN

FOR SCHNITZER STEEL INDUSTRIES, INC.

AND AFFILIATED EMPLOYERS

Amended and Restated

Effective January 1, 2000

INTRODUCTION

The principal objective of the Supplemental Executive Retirement Bonus Plan is to ensure the payment of a competitive level of retirement income in order to attract, retain, and motivate selected executives.  The Plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above.  Eligibility for participation in the Plan shall be limited to executives selected by the Board of Directors of the participating Employer.  Each Employer shall be individually and solely responsible for benefits accrued under this Plan by its executives who are Participants in this Plan.

ARTICLE 1

DEFINITIONS

1.1           Accrued Benefit with respect to a Participant, as of any calculation date, means an annual pension amount equal to the excess, if any, of the Participant’s Target Benefit over the sum of the Qualified Plan Benefit Offset and the Social Security Benefit Offset, all determined as of the calculation date, and expressed as annual pension amounts.

1.2           Actuarial Equivalent, as of any calculation date, means equal in present value based on an interest rate assumption equal to the 30-year U.S. TCM rate (as published in the Federal Reserve Statistical Bulletin) for the month of December preceding the year of the calculation date and the 1993 Group Annuity Unisex Mortality Table.

1.3           Administrative Committee means the Administrative Committee appointed by the Board which has been given authority by the Board to administer this Plan.

1.4           Adjusted Bonus means the lesser of bonus paid, or 25% of salary during the period for which the bonus was earned.

1.5           Board shall mean the Board of Directors of Schnitzer Steel Industries, Inc.

1.6           Change in Control. A change in control shall occur if:

a)     Any “person” or “group” (within the meaning of Section 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in the Rule 13-d under the Act) of more than 20 percent of the then outstanding voting stock or partnership interests of the Employer, or in the case of a limited partnership, in the outstanding voting stock of the General Partner of the Employer, otherwise than through a transaction arranged by, or consummated with the prior approval of, the Board of Directors of the Employer, or in the case of a limited partnership, the Board of Directors of the General Partner (the Employer, Board); or

b)    During any period of two consecutive years, individuals who at the beginning of such period constitute the Employer Board (and any new director whose election by the Employer Board or whose nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

1.7           Company shall mean Schnitzer Steel Industries, Inc. or successors and any participating affiliated company as determined by the Board.

1.8           Credited Service as of a calculation date shall mean the completed years and months of service as of such date not interrupted by a break in employment, other than a leave of absence approved in advance by the board of directors of the participating Employer.  A participant cannot earn more than one year of Credited Service within a 12-month period. Credited Service for employment prior to a Participant’s Entry Date shall be proportionately reduced to the extent that the ratio of his Credited Service after Entry Date divided by the number of years between Entry Date and His Normal Retirement Date is less than one. The reduction described in the preceding sentence shall not apply however in the case of a Participant whose termination is on account of his own death.

1.9           Earnings shall mean all employee cash compensation from an Employer, including salary and Adjusted Bonus (before any voluntary reductions).  Adjusted Bonus shall be considered Earnings in the year earned.  Adjusted bonuses payable for fiscal years ending within a calendar year shall be considered to be earned ratably over the 12 months of that calendar year.

1.10         Employer shall mean the Company, any affiliated company, and any non-affiliated company that adopts this Plan by designating an Employee as a Participant pursuant to Paragraph 1.13.

1.11         Entry Date shall mean the date set forth in The Board of Directors action designating an employee as a Participant in accordance with Paragraph 1.13.

1.12         Final Average Earnings shall mean the average of the five highest-paid consecutive calendar years in Earnings.  In the case of a late retirement benefit under Paragraph 2.6 (b), this calculation shall not include calendar years for which the Board of Directors has not granted its approval.

1.13         Normal Retirement Date means the first day of the month coinciding with or next following a Participant’s 60th birthday.

1.14         Participant means an employee of an Employer designated as a Participant by the Board of Directors of an Employer.  An employee shall become a Participant in the Plan as of the date he or she is individually selected by that Board of Directors.  A list of the designated employees as of Janury 1, 2000 is shown in Appendix I.

1.15         Plan means the Supplemental Executive Retirement Bonus Plan for Schnitzer Steel Industries, Inc. and Affiliated Employers.

1.16         Plan Year shall mean the calendar year.

1.17         Qualified Plans shall mean the Pension Retirement Plan, the Supplemental Retirement Plan, and the Salary Deferral Retirement Plan for Employees of Schnitzer Steel Industries, Inc. and Affiliated Employers; the Cascade Steel Rolling Mills, Inc.  Employees Retirement Plan; the Salary Deferral Plan for Cascade Steel Rolling Mills, Inc. and Affiliated Employers, and any other plan of deferred compensation maintained by an Employer in accordance with Section 401(a) of the Internal Revenue Code.

1.18         Qualified Plan Benefit Offset with respect to a Participant as of any date means the annual annuity benefit payable in monthly installments and commencing at his Normal Retirement Date (or age at calculation date if greater) that is actuarially equivalent to the value of all employer-provided benefits (including matching contributions) accrued by such Participant under the Qualified Plans. Benefits attributable to an employee’s after-tax or 401(k) contributions shall not be included as part of the Qualified Plan Benefit Offset.

1.19         Social Security Benefit Offset with respect to a Participant as of any calculation date means the annual projected Social Security Benefit payable at age 65 (or age at calculation date if greater) assuming maximum Social Security covered wages in  prior years and no Social Security covered wages in future years.

1.20         Target Benefit with respect to a Participant as of any calculation date shall mean the lesser of a) and b) below:

a)     2.6% of Final Average Earnings multiplied by the Participant’s years of Total Credited Service, up to a maximum of 65% of Final Average Earnings.

b)    The Adjusted SERBP Cap, which is calculated as a dollar amount multiplied by a fraction, the numerator of which is the Participants Credited Service and the denominator of which is the greater of the numerator or 25 years. The dollar amount for 1994 is $159,194. The dollar amount for any year after 1994 shall be equal to $159,194  multiplied by ratio of the Code Section 401(a)(17) limit for that year over the Code Section 401(a)(17) limit for 1994.

1.21         Trust shall mean the trust established by the Company to hold and invest contributions made under the Plan and from which the Plan’s benefits will be distributed.

1.22         The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

ARTICLE 2

ELIGIBILITY FOR AND AMOUNT OF BENEFITS

2.1           Normal Retirement.

a)             A Participant who terminates employment from all Employers on his Normal Retirement Date is eligible to receive a normal retirement benefit..

b)            A Participant’s normal retirement benefit is equal to his Accrued Benefit determined at Normal Retirement Date.

2.2           Early Retirement.

a)             A Participant who terminates employment from all Employers before his Normal Retirement Date but after attaining age 55 and after having completed at least 10 years of Credited Service is eligible to receive an early retirement benefit.

b)            A Participant’s early retirement benefit is equal to his Accrued Benefit determined at Early Retirement Date,  reduced by 1/3 of one percent for each month by which the first payment precedes his Normal Retirement Date.

c)             Notwithstanding the foregoing, if the Participant retires in conjunction with a Change in Control, the early retirement benefit will equal the projected Accrued Benefit assuming continued employment to his Normal Retirement Date and Final Average Earnings equal to the greater of his Final Average Earnings and annualized earnings at termination.  Annualized earnings shall mean the annual rate of base pay plus the most recently paid Adjusted Bonus.  The Social Security Benefit Offset described in Article I will be calculated assuming payment at age 65 and zero earnings from after his Normal Retirement Date.  The first benefit payment is paid on the first of the month following early retirement.

2.3           Late Retirement Benefit.

a)             A Participant who terminates employment with all Employers after his Normal Retirement Date is eligible for a Late Retirement Benefit.

b)            The Late Retirement Benefit is calculated as the sum of:

(i)            The Participant’s Normal Retirement Benefit; plus,

(ii)           The increase, if any, of the Participant’s Accrued Benefit for employment, with Board approval, after Normal Retirement Date.

2.4           Vested Termination Benefit.

a)             A Vested Termination Benefit is payable to a Participant who terminates employment after completion of five years of Credited Service after his Entry Date but before becoming eligible for early or normal retirement.

b)            The Vested Termination Benefit is an amount equal to the Accrued Benefit calculated as of date of termination of employment, and payable commencing at his Normal Retirement Date. A Participant may elect to begin receiving his Vested Termination Benefit before reaching his Normal Retirement Date provided he has attained age 55 and has completed 10 years of service.  In this case, his Vested Termination Benefit shall be reduced by 1/3 of one percent for each month by which the first payment precedes his Normal Retirement Date.

2.5           Death Benefit.

a)             A Death Benefit is payable to the surviving spouse of a Participant who dies before termination of employment but after meeting the applicable age and service requirements for a retirement benefit under the preceding sections of this Article.

b)            The spouse death benefit shall be equal to 50% of the benefit that would have been paid to the Participant had he terminated employment immediately prior to date and elected to begin receiving his retirement benefits at the earliest possible date determined under the preceding sections of this Article, adjusted to include reflect all Credited Service prior to Entry Date in accordance with Section 1.8.. If the surviving spouse is more than ten years younger than the Participant, the spouse death benefit will be reduced ½ of 1% for each full month the surviving spouse is more than ten years younger than the Participant.

2.6           Forms of Benefit Payment.

a)             The benefit determined under this Plan will be payable as a straight life annuity calculated as of the date of retirement, with no further adjustment for subsequent inflation.  If the Participant is married, the benefit will be in the form of an actuarially reduced 50% contingent annuity with his spouse as contingent annuitant.  The Participant may also elect to receive benefits payable on an actuarial equivalent basis in a form other than the “normal form” of annuity stated above, as approved by the Administrative Committee, but in no case shall the Administrative Committee approve payment of benefits as a lump sum.  If the Participant is married, election of payment form other than the 50% contingent annuity shall require the spouses written consent either notarized or witnessed by a plan representative.

b)            A participant shall be provided with a written explanation of the normal form of benefits no earlier than 90 days and no later than 30 days before the annuity is to commence.  The explanation shall include:

(i)            the terms and conditions of the normal form of benefits

(ii)           the Participant’s right to waive the normal form and the effect of such waiver, and

(iii)          the spouse’s rights as specified in (a) above.

c)             The Administrative Committee shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following:

(i)            to establish rules from time to time for the performance of its functions and the administration of the Plan, provided that such rules shall not be inconsistent with the Plan, and the Trust.

(ii)           to interpret the provisions of the Plan and to determine any question arising under the Plan, or in connection with the administration or operation thereof.

(iii)          to compute the amount of retirement benefit payable under the Plan to any person.

(iv)          to authorize and direct all disbursements pursuant to the Plan.

(v)           to employ and engage such persons, counsel (who may be counsel for an Employer) and agents and to obtain such administrative, clerical, legal, auditing, consulting, and actuarial services as it may deem necessary or appropriate in carrying out the provisions of the Plan.

2.7           The decision of the Administrative Committee and any action taken by it with respect to the Plan shall be conclusive and binding upon any and all Participants and former Participants, and their beneficiaries, heirs, distributees, executors, administrators and assigns, and upon all other persons whomsoever.

2.8           Service with Multiple Employers.  A Participant who has Credited Service with more than one Employer shall receive a benefit based on all Credited Service and Earnings with the Employers.  The obligation to pay such benefit shall be allocated among the Employers in proportion to the Participant’s Credited Service with each.

2.9           Non-competition Agreement.  As an additional requirement before becoming eligible to receive a Normal, Early or Late Retirement Benefit, a Participant shall execute a non-competition agreement with the Participant’s Employer.  As a continuing condition for payment of the benefits under the Plan, the Participant shall not use, directly or indirectly, the knowledge, skills, contacts or experience he gained while employed by the employer (or any affiliated entity) after terminating his employment, in violation of the terms of the non-competition agreement.

a)             The Employer shall determine the terms of the non-competition agreement at the time the Participant terminates employment.

b)            The term of the non-competition agreement shall be five years.

c)             The scope of activities and geographic area covered by the non-competition agreement shall reflect (but not be limited to) the Participant’s current and previous job descriptions with the Employer, as well as duties the Participant performs or performed for other entities under any shared services agreements to which the Employer is or was a party.

d)            The non-competition agreement shall provide that in case the Participant breaches the limitations of the agreement, the Employer shall cease paying benefits otherwise payable to the Participant or any contingent annuitant under the Plan.

2.10         Coordination with LTD Plan. Notwithstanding the foregoing, if  Participant terminates his or her employment with an Employer under circumstances which qualify the Participant for benefits under a long-term disability plan maintained by the Employer (the “LTD Benefits”); and benefits paid to the Participant under this Plan would reduce the LTD Benefits he or she would otherwise receive (the “Potential LTD Reduction”); then to the extent and for the duration of the Potential LTD Reduction, such Participant’s benefits calculated under the applicable provisions of this Plan shall be reduced, but not below zero, by an amount equal to the Potential LTD Reduction.

ARTICLE 3

MISCELLANEOUS

3.1           Amendment and Plan Termination.  The Board may, at its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part, with respect to any or all Employers, and benefits under this Plan will cease to accrue in the event of such termination or suspension.  If the Plan is terminated, suspended, or amended to reduce benefits, all Participants or Beneficiaries receiving benefits and all other Participants will be entitled to their benefits accrued under the Plan.  In such event, the Board of Directors of each Participant’s Employer will, at its sole discretion, elect any one or more, or a combination, of the following alternatives to satisfy the Employer’s obligations to Participants or Beneficiaries receiving benefits.

(a)           Purchase and distribute insurance company annuities

(b)           Continue to operate the Plan as to Accrued Benefits pursuant to the Plan provisions in effect at the date of Plan termination or amendment.

3.2           Not an Employment Agreement.  Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Plan.

3.3           Assignment of Benefits.  A Participant may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge, or encumber any benefits to which he is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.

3.4           Payments to Trust.  Contributions under the Plan shall be paid by the Company directly to the trustee of the Trust as soon as practicable.

3.5           Unfunded Plan.  Except as provided in the Trust, the following shall apply:

(a)           All contributions made as a result of the terms of the Plan shall continue for all purposes to be a part of the general funds of the Company.

(b)           To the extent that any person acquires a right to receive payments from the Plan, such right shall be no greater than the right of any unsecured general
Creditor of the Company.

3.6           State Law.  The provisions of the Plan and all rights created thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.

IN WITNESS WHEREOF, Schnitzer Steel Industries, Inc. adopted this amended and restated Plan, effective January 1, 2000.

SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/Leonard Schnitzer
Leonard Schnitzer
Chairman of the Board
Chief Executive Officer

Date:	November 30, 1999

Appendix I

Participating Employees as of January 1, 2000

Kramer, Loren

Lewis, Ken

Novack, Ken

Philip, Bob

Rosen, Barry

Schnitzer, Dori

Schnitzer, Gary

Shapiro, Philip